Exhibit 5.1

Direct Line: 212-859-8000 Fax: 212-859-4000

December 28, 2007

CommScope, Inc.
1100 CommScope Place, S.E.
P.O. Box 339
Hickory, North Carolina 28602

            RE:        Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as special counsel for CommScope, Inc., a Delaware corporation (the “Company”) in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), of 1,857,349 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issuable under the Andrew Corporation Management Incentive Program, approved by the board of directors on December 18, 1987 and submitted to the stockholders on February 4, 1988 (the “1988 Plan”), the Allen Telecom Inc. Amended and Restated 1992 Stock Plan (the “Allen Plan”), the Andrew Corporation Stock Option Plan for Non-Employee Directors, approved by the board of directors on November 13, 1997 and submitted to the stockholders on February 10, 1998 (the “Director Plan”), the Andrew Corporation Management Incentive Program, approved by the board of directors on November 18, 1999 and submitted to the stockholders on February 8, 2000 (the “2000 Plan”), and the Andrew Corporation Long-Term Incentive Plan, approved by the board of directors on November 17, 2004 and submitted to the stockholders on February 8, 2005 (the “2005 Plan”) (collectively, the “Plans”).  The Shares may be issued by the Company in connection with (i) the exercise of options to purchase shares of Andrew Corporation common stock granted pursuant to the 1988 Plan, the Allen Plan, the Director Plan and the 2000 Plan, which were converted into options to purchase Shares on  December 27, 2007, in connection with the Agreement and Plan of Merger, dated as of June 26, 2007 (the “Merger Agreement”), entered into by the Company, DJRoss, Inc., an indirect wholly owned subsidiary of the Company, and Andrew Corporation (“Andrew”), and (ii) future awards of Shares to be made pursuant to the 2000 Plan and the 2005 Plan, which plans were assumed by the Company in connection with the Merger Agreement on December 27, 2007.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Andrew and the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of Andrew and the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.  We also have assumed that any future changes to the terms and conditions of the Plans will be duly authorized by the Company and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance of the Shares pursuant to the Plans has been duly authorized and that such Shares, when issued, paid for and delivered as authorized in accordance with the Plans, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “GCLD”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the GCLD and the Delaware Constitution.  The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares.  In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

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                                                    Very truly yours,

                                                    /s/ Fried, Frank, Harris, Shriver & Jacobson LLP

                                                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP